Exhibit 10.60

AMENDMENT NO. 6

to the

INTERCONNECTION AGREEMENT

between

VERIZON NEW JERSEY INC.,
F/K/A BELL ATLANTIC – NEW JERSEY, INC.

and

SPRINT COMMUNICATIONS COMPANY L.P.

FOR NEW JERSEY

          This Amendment No. 6 (this “Amendment”) is effective July 1, 2004 (“Amendment Effective Date”), by and between Verizon New Jersey Inc., formerly known as Bell Atlantic – New Jersey, Inc. (“Verizon”), and Sprint Communications Company L.P. (“Sprint”). (Verizon and Sprint may hereinafter be referred to, each individually, as a “Party,” and, collectively, as the “Parties”).

WITNESSETH:

          WHEREAS, Verizon and Sprint are Parties to an Interconnection Agreement under Sections 251 and 252 of the Communications Act of 1934 (the “Act”) for New Jersey, which was effective May 15, 1998 (the “Agreement”); and

          WHEREAS, on April 18, 2001, in the Order on Remand and Report and Order, In the Matter of Implementation of the Local Competition Provisions in the Telecommunications Act of 1996, Intercarrier Compensation for ISP-Bound Traffic, FCC 01-131, CC Docket Nos. 96-98 and 99-68, 16 FCC Rcd 9151 (“Order”), the Federal Communications Commission affirmed its prior determination that Internet traffic is not subject to reciprocal compensation under Section 251(b)(5) of the Act, but exercised its authority under Section 201 of the Act to establish a transitional plan for intercarrier compensation for Internet traffic; and

          WHEREAS, in accordance with the Order, Verizon has elected to offer an optional reciprocal compensation rate plan for traffic subject to Section 251(b)(5) of the Act, under which such traffic exchanged between Verizon and a local exchange carrier or CMRS provider in a given state will be subject to compensation at the same rate applicable to intercarrier compensation for Internet traffic in that state under the terms of the Order; and

          WHEREAS, Sprint has elected to amend the Agreement to accept the optional reciprocal compensation rate plan for traffic subject to Section 251(b)(5) of the Act being offered by Verizon;

          NOW, THEREFORE, in consideration of the promises and mutual agreements set forth herein, the Parties agree to amend the Agreement as follows:

1.	Amendment to Agreement. Effective as of the Amendment Effective Date, the Agreement is amended as follows:

	1.1	Notwithstanding any other provision of the Agreement, the following provisions shall apply to and be a part of the Agreement:

		1.1.1	Rates.

1.1.1.1

The reciprocal compensation rates that shall apply pursuant to Section 251(b)(5) of the Act and Part IV, Attachment 1, Section 4; Part IV, Attachment 15, Section 2; and Part IV, Attachment 6, Section 4 of the Agreement for the transport and termination of Local Traffic that has been delivered to the terminating Party-IP, shall be the reciprocal compensation rates set out in Attachment 1 to this Amendment.

1.1.1.2

The reciprocal compensation rates provided for in Section 1.1.1.1 above shall replace and apply in lieu of the reciprocal compensation rates for the transport and termination of Local Traffic set out in the Agreement (including, but not limited to, the reciprocal compensation rates set out in Part IV, Attachment 1, Table 1 Section A.I; Part IV, Attachment I, Table 1 Section B.1, and Note 25).

			1.1.1.3	The reciprocal compensation rates provided for in Section 1.1.1.1 above shall apply to the Parties in an equal and symmetrical manner.

1.1.1.4

The reciprocal compensation rates (including, but not limited to, per minute of use rates) billed by Sprint to Verizon shall not exceed the reciprocal compensation rates (including, but not limited to, per minute of use rates) billed by Verizon to Sprint.

			1.1.1.5	The rates provided for in Section 1.1.1.1 above shall apply until such time as they are replaced prospectively by new rates as may be approved or allowed into effect from time to time by the Commission pursuant to FCC orders and FCC Regulations, or by the FCC, subject to a stay or other order issued by any court of competent jurisdiction.

1.1.2	Reciprocal compensation shall not apply to traffic that is not subject to reciprocal compensation under Section 251(b)(5) of the Act.

1.1.3	“Internet Traffic” means any traffic that is transmitted to or returned from the Internet at any point during the duration of the transmission.

1.1.4	Local Traffic does not include any Internet Traffic. IntraMTA Traffic does not include any Internet Traffic.

1.1.5	Reciprocal compensation shall not apply to Internet Traffic.

1.1.6

The Parties’ rights and obligations with respect to any intercarrier compensation that may be due in connection with their exchange of Internet Traffic shall be governed by the terms of the Order and other applicable FCC orders and FCC Regulations.

1.1.7

The determination of whether traffic is Local Traffic or Internet Traffic shall be performed in accordance with Paragraphs 8 and 79, and other applicable provisions, of the Order (including, but not limited to, in accordance with the rebuttable presumption established by the Order that traffic delivered to a carrier that exceeds a 3:1 ratio of terminating to originating traffic is Internet Traffic, and in accordance with the process established by the Order for rebutting such presumption before the Commission).

1.1.8

A Party shall not be obligated to pay any intercarrier compensation for Internet Traffic that is in excess of the intercarrier compensation for Internet Traffic that such Party is required to pay under the Order and other applicable FCC orders and FCC Regulations.

          2. Termination. If the Order is stayed, vacated or modified, in whole or in part, by the FCC or another governmental entity of competent jurisdiction, each Party shall have the right to terminate this Amendment by written notice to the other Party. The termination shall be effective upon receipt of the notice of termination by the other Party. In the event of such termination of this Amendment, the language of the Agreement, on a prospective basis, effective with the effective date of the termination, shall revert to the language of the Agreement (including any other amendments to the Agreement entered into by the Parties on, before or after the Amendment Effective Date) as it would have existed if this Amendment had not been entered into by the Parties. The provisions of this Section 2 shall be in addition to and not in limitation of any other provisions of the Agreement (including, but not limited to, Section 10, “Compliance with Applicable Law”) that might apply if the Order is stayed, vacated or modified.

          3. Scope of Amendment. Except to the extent set forth in Section 1 of this Amendment, the rates, charges and other provisions of the Agreement shall remain in full force and effect after the Amendment Effective Date. Nothing in this Amendment shall be deemed to amend or extend the term of the Agreement.

          4. Conflict Between this Amendment and the Agreement. This Amendment shall be deemed to revise the rates, charges and other provisions of the Agreement to the extent necessary to give effect to the rates, charges and other provisions of this Amendment. In the event of a conflict between a rate, charge or other provision of this Amendment and a rate, charge or other provision of the Agreement, this Amendment shall govern.

          5. Counterparts. This Amendment may be executed in one or more counterparts, each of which when so executed and delivered shall be an original and all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed and delivered by their duly authorized representatives as of the Amendment Effective Date.

SPRINT COMMUNICATIONS COMPANY L.P.	VERIZON NEW JERSEY INC.

By: /s/ W. Richard Morris	By: /s/ Jeffrey A. Masoner

Printed: W. Richard Morris		Printed: Jeffrey A. Masoner

Title:	Vice President - State External Affairs	Title:	Vice-President - Interconnection Services Policy & Planning

ATTACHMENT 1

A. VERIZON SERVICES, FACILITIES, AND ARRANGEMENTS:

Service or Element Description:		Recurring Charges:	Non-Recurring Charge:

I.	Local Traffic Termination[1]
	Local Traffic Delivered at Verizon Interconnection Point	Amendment Effective Date and thereafter – $0.0007 per minute of use	Not Applicable

          [1] The charges for Local Traffic Termination set out in this Section A.I, “Local Traffic Termination,” are adopted pursuant to Paragraphs 89 through 94 of the FCC’s Order on Remand and Report and Order, In the Matter of Implementation of the Local Competition Provisions in the Telecommunications Act of 1996, Intercarrier Compensation for ISP-Bound Traffic, FCC 01-131, CC Docket Nos. 96-98 and 99-68, 16 FCC Rcd 9151 (4/18/01). The dates shown in this schedule are not intended to modify the term of the Agreement or to affect either Party’s right to exercise any right of termination it may have under the Agreement.

B. SPRINT SERVICES, FACILITIES, AND ARRANGEMENTS:

Service or Element Description:		Recurring Charges:	Non-Recurring Charge:

I.	Local Traffic Termination[2]
	Local Traffic Delivered at Sprint Interconnection Point	Amendment Effective Date and thereafter – $0.0007 per minute of use	Not Applicable

          [2] The charges for Local Traffic Termination set out in this Section B.I, “Local Traffic Termination,” are adopted pursuant to Paragraphs 89 through 94 of the FCC’s Order on Remand and Report and Order, In the Matter of Implementation of the Local Competition Provisions in the Telecommunications Act of 1996, Intercarrier Compensation for ISP-Bound Traffic, FCC 01-131, CC Docket Nos. 96-98 and 99-68, 16 FCC Rcd 9151 (4/18/01). The charges for Local Traffic Termination set out in Section B.I are intended to be the same as the charges that Verizon bills to Sprint for Local Traffic Termination set out in Section A.I. In the event of any change in the charges for Local Traffic Termination set out in Section A.I, the charges for Local Traffic Termination set out in Section B.I shall automatically change to be the same as the charges for Local Traffic Termination set out in Section A.I. The Local Traffic Termination per minute of use charge billed by Sprint to Verizon shall not exceed the Local Traffic Termination per minute of use charge billed by Verizon to Sprint. The dates shown in this schedule are not intended to modify the term of the Agreement or to affect either Party’s right to exercise any right of termination it may have under the Agreement.